UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 2, 2026

BNB Plus Corp.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-36745 (Commission File Number)	59-2262718 (IRS Employer Identification No.)

25 Health Sciences Drive

Stony Brook, New York 11790

(Address of principal executive offices) (Zip Code)

631-240-8800

(Registrants’ telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	BNBX	OTCQB Venture Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02       Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 2, 2026, Robert B. Catell, Joseph D. Ceccoli, and Dr. Yacov Shamash notified BNB Plus Corp. (the “Company”) of their resignation as directors of the Company, effective September 3, 2026. The resignation of Messrs. Catell and Ceccoli, and Dr. Shamash from the Company’s board of directors (the “Board”) was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

On September 2, 2026, the Board appointed Richard Shorten, Todd Larsen and Lok Lee, as directors, effective September 3, 2026, each to hold office until the next annual meeting of the Company’s stockholders and until their successors are elected and qualified or until their earlier death, disqualification, resignation or removal, to fill the vacancies created by the resignations of Messrs. Catell and Ceccoli, and Dr. Shamash.

Upon the effectiveness of their appointment, Messrs. Larsen and Lee will serve as members of the Board’s Audit Committee and Compensation Committee. Mr. Larsen will also serve as a member of the Board’s Nominating Committee.

The compensation for Messrs. Shorten, Larsen and Lee’s service on the Board will be agreed upon and entered into at a later date.

Except as set forth below, the Company is not aware of any transactions with Messrs. Shorten, Larsen, and Lee that would require disclosure under Item 404(a) of Regulation S-K.

Mr. Shorten has been actively involved in the development and operation of blockchain and AI infrastructure, including as Chairman of GlobalStake Infrastructure, LLC ("GlobalStake"), an institutional digital infrastructure platform. Mr. Shorten is the sole owner of Silvermine Capital Advisors, LLC (“Silvermine”), which is the controlling member of a limited liability company that owns approximately 40% of GlobalStake. Effective June 17, 2026, the Company entered into a strategic advisory engagement with GlobalStake pursuant to which it has paid GlobalStake a pre-paid advisory fee of $300,000 for the initial term. Under the engagement, GlobalStake will conduct a comprehensive strategic review of the Company’s business, assets, and capital structure over an initial four-month term. The review will be led by Mr. Shorten.

GlobalStake is affiliated with Comstock MultiChain Fund, LP (“Comstock”), an investment fund and current shareholder of the Company. Comstock MultiChain GP, LLC (“Comstock GP”), is the general partner of Comstock. Silvermine is an investment management firm focused on special situations and venture-stage investments in digital assets and related infrastructure, serves as investment adviser to Comstock pursuant to an investment management agreement under which Silvermine exercises investment discretion with respect to the securities held for the account of Comstock. Mr. Shorten is the majority owner and managing member of each of Comstock GP and Silvermine.

Comstock GP was a participant in the previously disclosed private placement which closed on October 23, 2025 (the “October 2025 PIPE”). Pursuant to the Cryptocurrency Securities Purchase Agreement, the Company sold and issued to Comstock GP 1,506,026 Cryptocurrency Prefunded Warrants, at an offering price of $3.32 per share, to purchase shares of Common Stock at a per share exercise price of $3.82 and 1,506,026 Series E-2 Warrants at a per share exercise price of $3.82, for gross proceeds of $5.0 million.

Additionally, Comstock GP was a participant in the previously disclosed May 2026 Private Placement which was consummated on June 30, 2026. Pursuant to the Warrant Inducement Exchange Agreement entered into with the Company (the "Inducement Agreement"), Comstock GP (1) exercised 195,784 shares of the Series E Warrants issued to it in the October 2025 PIPE, at an exercise price of $3.82 per share of Common Stock, in consideration for the Company issuing to Comstock GP 641,426 shares of Series B-1 Preferred Stock; and (2) delivered to the Company all pre-funded warrants issued to Comstock in the October 2025 PIPE in exchange for the Company issuing Series B-2 Prefunded Preferred Stock Purchase Warrants to purchase 1,151,810 shares of Series B-2 Preferred Stock, and 550,000 shares of Series B-2 Preferred Stock, for gross proceeds of $747.8 thousand.

Other than as disclosed herein, there are no arrangements or understandings between Messrs. Shorten, Larsen and Lee and any other person pursuant to which they are to be appointed directors of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BNB Plus Corp.

Date: September 3, 2026	By:	/s/ Clay Shorrock
	Name:	Clay Shorrock
	Title:	Chief Executive Officer